Exhibit 4.1

Bail Commercial

Entre : MAISON ANTOINE BAUD & EDAP TMS FRANCE

Locaux situés :

4 rue du Dauphiné, bâtiment B - VAUX-EN-VELIN (69120)

Sommaire

Résiliation amiable du bail en cours	4
Bail Commercial	4
1. Désignation	5
2. Durée – Bail de 10 ans dont 9 ans ferme	5
3. Destination des lieux loués	5
4. Charges et conditions	6
4.1. État des lieux	6
4.2 Entretien et réparations	6
4.3 Travaux du PRENEUR	8
4.4 Travaux du BAILLEUR	8
4.5 Travaux imposés par l’administration	9
4.6 Autorisations administratives - Législation relative aux installations classées pour la protection de l’environnement (ICPE) – Législation relative aux déchets	9
4.7 Constructions	11
4.8 Enseignes	11
4.9 Restitution des locaux en fin de jouissance – Etat des lieux	12
4.10 Recours divers	12
4.11 Inobservation des obligations	12
4.12 Cession	13
4.13 Sous-location – Location-gérance	14
4.14 Occupation - Jouissance	14
5. Contributions et prestations diverses	15
5.1 Contributions et charges diverses	15
5.2 Prestations complémentaires	15
5.3 Assurances	15
5.4 Visite des lieux	16
6. Loyer	17
6.1. Loyer de base	17
6.2. Surloyers à la charge du PRENEUR	17
6.3. Complément de loyer en contrepartie de l’amélioration de la performance énergétique des lieux loués	17
7. Révision du loyer	18
8. Dépôt de garantie	19
9. Charges, taxes et prestations diverses	20
9.1. Catégories de charges, taxes et prestations diverses	20
9.2. Information du PRENEUR	22
9.3. Provision sur charges, taxes et prestations diverses	22
10. Clause résolutoire	23
11. Déclarations	23
12. Enregistrement	24
13. Frais	24
14. Élection de domicile	25

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Entre les Soussignées :

▪	La Société MAISON ANTOINE BAUD,

Société Anonyme au capital de 3.096.336 €,

dont le siège social est à COURNON D'AUVERGNE (Puy de Dôme), Zone Industrielle les Acilloux,

Immatriculée au Registre du Commerce et des Sociétés de CLERMONT-FERRAND sous le numéro 855 201 521,

Représentée par Monsieur Patrick DUPRE, en sa qualité de Directeur Général de la société.

Ci-après dénommée "LE BAILLEUR",

D’une part.

Et

▪	La société EDAP TMS FRANCE,

Société par actions simplifiée au capital de 6 818 751 €,

Dont le siège social est situé 4 rue du Dauphiné – Parc d’Activité La Poudrette Lamartine à VAUX-EN-VELIN (69120)

Immatriculée au Registre du Commerce et des Sociétés de LYON sous le numéro 394 804 447,

Représentée par Monsieur Eric Soyer, en sa qualité de Directeur Général.

Ci-après dénommée "LE PRENEUR",

Reconnaissant avoir été informée par la Société d’Avocats ID3 AVOCATS dès l’établissement du premier projet, conformément à la déontologie de la profession d’Avocat :

  que ID3 AVOCATS intervient en qualité de Conseil du seul Bailleur dans le cadre de la rédaction des présentes, que la société EDAP TMS FRANCE a la possibilité d’être conseillée et de se faire assister par un autre avocat,

Et déclarant qu’elle a pris acte de ces informations et ne souhaite pas bénéficier des conseils et de l’assistance d’un tiers, avocat ou non.

D’autre part.

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Il a été préalablement exposé ce qui suit :

Aux termes d’un acte sous seing privé en date à Lyon (69) du 10 octobre 2002, la société MAISON ANTOINE BAUD a consenti un bail commercial à la société TMS, portant sur les locaux situés à VAUX-EN VELIN (69120), 4 rue du Dauphiné, pour une durée de neuf années à compter du 1er octobre 2002.

Aux termes de deux avenants en dates du 15 octobre 2002 et du 28 juin 2004, les parties ont complété la clause relative à l’assurance, ont supprimé de la surface louée le lot C3 à usage d’archives, représentant une superficie de 410 m² dans le bâtiment C, et ont ajouté le lot B2 représentant une superficie de 825 m² dans le bâtiment B, à compter du 30 juin 2004.

Le bail dont il est fait mention ci-dessus étant arrivé à expiration, les parties ont procédé à son renouvellement suivant acte sous seing privé en date du 1er novembre 2011, pour une durée de 9 ans à effet du 1er octobre 2011.

Aux termes d’un avenant en date du 27 mars 2012, les parties ont complété la clause « Assurance ».

Aux termes de différents échanges intervenus entre les Parties depuis cette date, le BAILLEUR a accepté de prendre en charge un ensemble de travaux offrant notamment une meilleure performance énergétique du bâtiment, sous réserve de la conclusion d’un nouveau bail aux conditions définies ci-après.

Ceci exposé, il a été convenu ce qui suit :

Résiliation amiable du bail en cours

Les Parties conviennent de résilier le bail conclu antérieurement entre elles, avec effet à la date d’entrée en vigueur des présentes telle qu’elle est définie à l’article 2 ci-après.

Cette résiliation est convenue sans indemnité de part ni d’autre.

Compte tenu du nouveau bail conclu par ailleurs entre les Parties aux conditions ci-après, incluant les locaux objet du bail d’origine, il ne sera procédé à aucune notification aux éventuels créanciers inscrits du PRENEUR.

Bail Commercial

Par les présentes, le BAILLEUR donne à bail à loyer, au profit du PRENEUR qui accepte, les biens immobiliers dont la désignation suit et situés à VAUX-EN-VELIN (69120).

Le bail a été consenti et accepté sous les charges, clauses et conditions suivantes que le PRENEUR s’est engagé à respecter sous peine de résiliation immédiate sans préjudice de toutes autres indemnités et dommages intérêts.

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1. Désignation

Le local ci-après désigné, dépendant d'un Ensemble Immobilier sis à VAUX-EN-VELIN (69120), 4 rue du Dauphiné, bâtiment B, comprenant :

  Locaux à usage de bureaux et d’activité (lots B1, B6-B7, B4-B5, B3) d’une superficie totale d’environ 3 325 m² ;
  Locaux à usage de stockage d’archives (lot B2) d’une superficie d’environ 825 m².

Ainsi au surplus que le local sus-désigné existe et se comporte, avec toutes ses aisances et dépendances, sans exception ni réserve, et tel qu'il figure au plan demeuré ci-annexé (ANNEXE 1) après mention et visa des requérants.

Le PRENEUR déclare bien connaître les locaux pour les occuper depuis 2002.

2. Durée – Bail de 10 ans dont 9 ans ferme

Le présent bail est consenti et accepté pour une durée ferme commençant à courir le 1er juillet 2015, pour se terminer le 30 juin 2025.

Le présent bail étant conclu pour une durée ferme égale à dix ans, le PRENEUR n’aura pas la faculté de donner congé à l’expiration de chaque période triennale, ce qui est expressément accepté par lui et constitue une condition déterminante du consentement du BAILLEUR aux présentes. Il retrouvera cette faculté à l’échéance du bail.

Le BAILLEUR, en revanche, bénéficiera de cette faculté s'il entend invoquer les dispositions des articles L. 145-18, L. 145-21 et L.145-24 du Code de Commerce afin de construire ou de reconstruire l'immeuble existant, de le surélever ou d'exécuter des travaux prescrits ou autorisés dans le cadre d'une opération de restauration immobilière.

La partie qui souhaitera mettre fin au bail dans l'un ou l'autre des cas visés ci-avant devra donner congé par acte extrajudiciaire, ou lettre recommandée avec demande d’avis de réception, au moins six mois avant l'expiration de la période en cours.

3. Destination des lieux loués

Les locaux présentement loués devront servir exclusivement à l'activité du PRENEUR, savoir la recherche de dispositifs électroniques, informatiques pour le traitement des matériaux, études d’appareillages, fabrication, commercialisation d’appareils médicaux de haute technologie.

Les adjonctions d'activités connexes ou complémentaires ainsi que l'exercice dans les lieux loués d'une ou plusieurs activités différentes ne seront possibles que dans les conditions fixées aux articles L. 145-47 et L. 145-55 du Code de Commerce.

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Il est expressément convenu entre les Parties que les lieux loués ne sont pas destinés à accueillir une activité dont les caractéristiques ou le mode d’exploitation seraient de nature à rendre applicable la règlementation relative aux installations classées pour la protection de l’environnement (ICPE).

Le PRENEUR s’oblige en conséquence à exercer son activité dans le respect de la règlementation applicable en la matière, actuelle ou future. Il veillera en particulier, en matière de stockage, à ne pas entreposer de produits entrant par leur nature dans la nomenclature ICPE, ou à ne pas dépasser les seuils fixés par celle-ci et conduisant à l’application de l’un des régimes instaurés par la règlementation en la matière.

Il pourra être convenu, sous réserve d’un accord conclu entre les Parties par voie d’avenant aux présentes, d’une dérogation aux deux paragraphes qui précèdent.

4. Charges et conditions

Le présent bail a été consenti et accepté sous les charges et conditions ordinaires et de droit et en outre sous celles suivantes que le PRENEUR s’oblige à exécuter sans pouvoir exiger aucune indemnité ni diminution de loyer :

4.1. État des lieux

Le PRENEUR reconnaît avoir pris les lieux loués dans leur état au jour de son entrée en jouissance, dans le cadre du bail initial dont il était titulaire, sans pouvoir exiger du BAILLEUR aucun travail de remise en état ou de réparation, ni lui faire aucune réclamation quelconque à ce sujet, et sans pouvoir exercer aucun recours contre le BAILLEUR pour quelque cause que ce soit intéressant l'état des locaux, étant rappelé que le PRENEUR les occupe depuis de nombreuses années.

A la date d'entrée en vigueur du présent bail, un état des lieux sera dressé contradictoirement et amiablement par les parties ou par un mandataire commun à frais partagés par moitié entre les Parties, dont chaque partie conservera un exemplaire ; à défaut, il sera établi par un huissier de justice, sur l'initiative de la partie la plus diligente, à frais partagés par moitié entre le BAILLEUR et le PRENEUR conformément à l'article L. 145-40-1 alinéa 2 du Code de Commerce.

4.2 Entretien et réparations

Le PRENEUR tiendra les lieux loués de façon constante en bon état de réparations et d’entretien. Il supportera toutes les réparations visées aux articles 1754 et 605 du code civil. Le PRENEUR devra, à ce titre, effectuer à ses frais toutes les réparations nécessaires quelle que soit leur nature, et prendra notamment à sa charge l’entretien du chauffage et, s’il en existe, de la climatisation des locaux sociaux et des bureaux, ainsi que l’entretien de toutes portes, rideaux de fermeture, huisseries, peinture, vitrerie, stores, etc. Il assumera le remplacement à ses frais des mêmes éléments, y compris pour cause de vétusté.

Le PRENEUR veillera, de même, à maintenir les locaux hors gel pendant les périodes de froid. Le BAILLEUR ne pourra être recherché en responsabilité en cas de sinistre ou dégradation des matériels et des biens dus au gel dans l’enceinte des locaux clos et couverts.

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Le BAILLEUR quant à lui, sera tenu exclusivement aux grosses réparations telles que définies à l’article 606 du Code civil, soit limitativement :

-	« celles des gros murs et des voûtes, le rétablissement des poutres et des couvertures entières.
-	Celui des digues et des murs de soutènement et de clôture aussi en entier ».

Toutes les autres réparations étant des réparations d’entretien aux termes du même texte, elles seront à la charge du PRENEUR qui s’y oblige. En outre, conformément à l’article R.145-35 paragraphe 5° du Code de commerce, le PRENEUR aura à sa charge l’ensemble des dépenses correspondant à des grosses réparations visées à l’article 606 du Code civil et se rapportant à des travaux d’embellissement dont le montant excède le coût du remplacement à l’identique.

Le PRENEUR souffrira et laissera faire, sans prétendre à aucune indemnité ni réduction de loyer, toutes les réparations que le BAILLEUR serait amené à faire en vertu de l'alinéa précédent, la durée des travaux excédât-elle vingt-et-un jours. Il devra déposer à ses frais et sans délai, tous agencements, enseignes et autres installations sur la façade de l’immeuble, dont l’enlèvement sera nécessaire à l’exécution de ces travaux.

Toutefois, le BAILLEUR s’oblige à accomplir ces travaux dans les meilleurs délais, et en concertation avec le PRENEUR, de façon à limiter autant que possible les troubles susceptibles d’être causés par ces travaux sur l’exploitation de l’activité du PRENEUR.

Sauf au BAILLEUR à avoir souscrit des contrats de maintenance et de contrôle pour l’immeuble complet et l’ensemble des PRENEURS, le PRENEUR est informé qu’il doit, à période régulière, faire procéder aux contrôles de conformité légaux ou prescrits, dans la mesure où le local qu’il occupe est concerné par l’un des domaines suivants :

- Désenfumage,

- Matériel d’extinction incendie (Bornes, RIA, extincteur),

- Alarmes et détection (Incendie, anti intrusion, etc.)

- Portes sectionales,

- Portes automatiques,

- Nettoyage des chéneaux et toiture,

- Installation électrique,

- Eclairage de sécurité,

- Ascenseur,

- Curage des réseaux d’évacuation des eaux usées,

- Etc…

Il devra, dès réception des procès-verbaux conformes, les porter à la connaissance du BAILLEUR.

Il fournira aussi, chaque année une attestation du renouvellement des contrats d’assurance attachés au local.

Le PRENEUR veillera à contracter, auprès de ses fournisseurs d’énergie (Electricité, Gaz, etc…) des contrats de puissances et de définitions techniques conformes aux caractéristiques des installations existantes ou à réaliser par le BAILLEUR. Au cas où le PRENEUR n’aurait pas respecté cette obligation, le BAILLEUR ne pourra être recherché pour défaut de délivrance.

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4.3 Travaux du PRENEUR

Le PRENEUR ne pourra faire dans les lieux loués, sans l'autorisation expresse et par écrit du BAILLEUR, aucune démolition, aucune transformation, aucun percement de mur ou de cloison, aucun changement de distribution, ni aucune surélévation. Ces travaux s'ils sont autorisés auront lieu sous la surveillance de l'architecte du BAILLEUR dont les honoraires éventuels seront à la charge du PRENEUR.

Les travaux de transformation ou d'amélioration qui seront faits par le PRENEUR sans l'autorisation du BAILLEUR ne donneront lieu par ce dernier à aucune indemnité au profit du PRENEUR. La présente disposition ne pourra cependant en aucun cas s'interpréter comme une autorisation tacite de la part du BAILLEUR de procéder à de tels travaux, ce dernier se réservant la possibilité de demander à tout moment la remise des lieux en l'état primitif en cas de travaux non autorisés.

Même autorisés, les travaux de transformation d'aménagement ou d'amélioration faits par le PRENEUR ne donneront lieu à aucune indemnité de la part du BAILLEUR au départ du PRENEUR.

En toute hypothèse, le PRENEUR ne pourra, en fin de jouissance, reprendre aucun des éléments ou matériels qu'il aurait incorporés au bien loué à l'occasion d'une amélioration ou d'un embellissement, si ces éléments ou matériels ne peuvent être détachés sans être fracturés, détériorés ou sans briser ou détériorer la partie du fonds à laquelle ils sont attachés. Cette disposition ne fera cependant pas obstacle au droit du BAILLEUR de demander la remise des lieux en l'état primitif pour le cas où les travaux ou améliorations auraient été exécutés sans son autorisation.

Au cas où les travaux seraient soumis à un formalisme particulier (par exemple une autorisation de travaux), le PRENEUR s’oblige à remettre au BAILLEUR copie de l’ensemble des pièces déposées auprès des autorités compétentes (mairie ou autre). Il s’oblige de même à tenir le BAILLEUR informé des réponses reçues dans le cadre de ces procédures, par l’envoi au BAILLEUR d’une copie des courriers et actes correspondants.

Le BAILLEUR autorise d'ores et déjà le PRENEUR à faire réaliser, à ses frais, par une société qualifiée, des travaux d’aménagement intérieur, selon le descriptif de travaux annexé aux présentes (ANNEXE 2). Nonobstant cette autorisation de principe, la mise en Œuvre de ces travaux devra intervenir dans le respect des stipulations du présent article.

4.4 Travaux du BAILLEUR

De son côté, le BAILLEUR s’oblige à réaliser les travaux suivants :

-	Rebardage du bâtiment comprenant le relookage de la façade et la réisolation de l’ensemble ;
-	Reprise de l’étanchéité des toitures et des éclairages zénithaux et des désenfumages, avec complément d’isolation ;
-	Changement de l'auvent et du sol de l’entrée principale et pose d’un auvent au-dessus de l’issue de secours donnant sur la rue du Dauphinée ;

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-	Réfection du système de traitement de l’air, chaud et froid, y compris installation de déstratificateurs dans les zones le nécessitant.

Le tout suivant descriptif joint en annexe (ANNEXE 3).

Ces travaux devront être réalisés sous un délai de 3 mois à compter de la date de signature des présentes.

4.5 Travaux imposés par l’administration

Le PRENEUR supportera seul la charge de toutes transformations, améliorations ou aménagements et plus généralement de tous travaux de mise en conformité liés à l’activité exercée dans les lieux par le PRENEUR (en particulier en matière d’installations classées pour la protection de l’environnement), quelles qu’en soient la nature et la durée, qui seraient imposés par une quelconque disposition législative ou réglementaire ou norme existante ou à venir en matière d’hygiène, de sécurité, de salubrité et pour toutes autres causes, le BAILLEUR assumant les autres travaux imposés par l’autorité administrative en raison de l’état général de l’immeuble et indépendamment de l’activité du PRENEUR.

Le PRENEUR est d’ores et déjà autorisé à effectuer de tels travaux, sous la réserve de justifier préalablement de leur caractère obligatoire au regard d’une injonction ou prescription réglementaire, ces travaux devant avoir lieu sous la surveillance de l'architecte du BAILLEUR dont les honoraires seront à la charge du PRENEUR

A défaut de convention contraire, ces travaux resteront la propriété du BAILLEUR en fin de jouissance, sans indemnité.

De convention expresse entre les Parties, les travaux de mise en conformité des lieux loués avec la règlementation, liés à l’activité exercée par le PRENEUR, et qui seraient mis à la charge du BAILLEUR comme relevant des grosses réparations visées à l’article 606 du Code civil, seront pris en charge par le BAILLEUR aux conditions et dans les limites fixées à l’article 4.2. des présentes. La plus-value apportée aux lieux loués du fait de cette prise en charge par le BAILLEUR de travaux de mise en conformité liés à l’activité du PRENEUR donnera lieu à une majoration du loyer, laquelle constitue une condition essentielle et déterminante du consentement du BAILLEUR aux présentes.

Celle-ci sera égale, sur une base annuelle hors taxes, à la valeur globale hors taxes desdits travaux, divisée par leur durée d’amortissement dans la comptabilité du BAILLEUR. Le montant correspondant sera incorporé au loyer dont il fera partie intégrante à compter du premier jour du mois suivant celui de l’achèvement des travaux. Par exemple, la réalisation par le BAILLEUR de travaux pour un montant global de 7.000 € HT, amortissables dans sa comptabilité sur une durée de 7 ans, donnera lieu à une majoration annuelle de loyer égale à 1.000 € HT. Celle-ci étant incorporée au loyer, elle sera soumise aux conditions de paiement et de révision applicables en vertu des articles 5 et 6 du présent bail.

4.6 Autorisations administratives - Législation relative aux installations classées pour la protection de l’environnement (ICPE) – Législation relative aux déchets

Le PRENEUR devra faire son affaire personnelle pendant toute la durée du bail et ses éventuels renouvellements de toutes les autorisations administratives nécessaires à l’exercice des activités prévues dans le local loué, la responsabilité du BAILLEUR, non plus que son obligation de délivrance, ne pouvant être mises en cause à cet égard.

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4.6.1. Législation relative aux ICPE

Le PRENEUR déclare par ailleurs avoir procédé à toutes démarches auprès des autorités compétentes et en particulier auprès de la DREAL, dont il ressort que l’installation qu’il doit exploiter ne sera pas soumise à l’un des régimes spéciaux (autorisation, enregistrement ou déclaration) prévus par la loi.

Il déclare faire son affaire de toute conséquence (en particulier l’impossibilité d’exploiter) si cette conclusion se révélait inexacte, en s’interdisant de mettre en cause la responsabilité du bailleur à ce sujet, pour défaut de délivrance ou pour toute autre raison.

Il reconnaît en outre que conformément à l’article 3 des présentes, et sous les précisions qu’il contient, les lieux loués ne sont pas destinés à accueillir une activité dont les caractéristiques ou le mode d’exploitation seraient de nature à rendre applicable la règlementation relative aux installations classées pour la protection de l’environnement (ICPE).

Le PRENEUR déclare faire son affaire de cette situation et reconnaît en outre avoir été alerté par les rédacteurs des présentes de l’importance des vérifications à opérer en la matière, dès lors que si l’installation se révélait, en vertu de la législation actuelle ou future, et/ou en fonction de l’évolution de l’activité du PRENEUR, tenant par exemple à l’évolution des volumes de marchandises détenues en stocks, soumise à l’une des procédures prévues par la loi, il appartiendrait au PRENEUR d’assumer une possible limitation dans l’exercice de son activité, voire une impossibilité de la poursuivre dans les lieux loués, sans que la responsabilité du BAILLEUR puisse être mise en cause à ce sujet, pour défaut de délivrance ou pour toute autre raison.

Le PRENEUR se tiendra à jour de toute évolution de la législation en matière publique et environnementale.

4.6.2. Législation relative aux déchets

Si une activité spécifique pouvant entraîner des risques de pollution notamment dans le sol est exercée dans les locaux donnés en location, le PRENEUR assumera la charge dans le strict respect de la législation –actuelle et future – applicable à ce type d’activité et d’installation, de l’élimination des déchets et de la récupération des matériaux de façon à éviter tout effet nocif, et afin que le BAILLEUR ne puisse jamais être recherché en raison de dommages causés à autrui.

En application des articles L.541-1 à L.541-4 du Code de l’environnement, toute personne qui produit ou qui détient des déchets dans des conditions de nature à produire des effets nocifs sur le sol, la flore et la faune, à dégrader les sites ou les paysages, à polluer l’air ou les eaux, à engendrer des bruits et des odeurs et, d’une façon générale, à porter atteinte à la santé de l’homme et à l'environnement, est tenue d’en faire assurer la gestion et l’élimination, dans des conditions propres à éviter lesdits effets.

A cet égard, le PRENEUR, considéré comme le détenteur des déchets, y compris s’ils sont incorporés à l’immeuble, s’engage à respecter la réglementation en vigueur (et notamment les dispositions de l’article L 514-2 du Code de l’environnement) et à réaliser en cours de bail toute démarche qui serait rendue nécessaire par une nouvelle réglementation en matière de déchets.

En outre, au départ du PRENEUR, celui-ci s’engage à procéder ou à faire procéder à l’évacuation de ses déchets, de sorte que le BAILLEUR ne soit jamais inquiété à ce sujet. A cet effet, il fera procéder à un audit des sols souillés et supportera tous les coûts qui seraient liés aux mesures que l’autorité Administrative pourrait décider.

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Au départ du PRENEUR, la remise des lieux loués sera constatée dans un état des lieux contradictoire, auquel seront annexées la copie des bordereaux de suivi des déchets et les factures des sociétés ayant procédé à leur enlèvement et à leur transport. Le BAILLEUR accusera réception de ces éléments si le PRENEUR en fait la demande, sans toutefois préjuger de la bonne évacuation effective de l’ensemble des déchets.

4.7 Constructions

Le PRENEUR ne pourra édifier sur les lieux loués aucune construction nouvelle sans l'autorisation expresse et par écrit du BAILLEUR.

Le BAILLEUR se réserve le droit de demander, tant au cours du bail qu'à son expiration, la démolition de toutes les constructions qui auraient été édifiées par le PRENEUR sans son autorisation ; le non-exercice par le BAILLEUR de la faculté par lui réservée de demander la démolition de telles constructions pendant le cours du bail ne pourra s'interpréter comme une acceptation tacite des constructions édifiées par le PRENEUR, le BAILLEUR gardant la possibilité de demander la démolition desdites constructions à la fin du bail ou au départ du PRENEUR et aux frais de ce dernier.

En cas d'autorisation, les travaux seront exécutés sous la surveillance de l'architecte du BAILLEUR dont les honoraires seront à la charge du PRENEUR.

Toute construction nouvelle qui serait faite par le PRENEUR ne deviendra la propriété du BAILLEUR qu'au départ du PRENEUR.

L'accession, quand elle se réalisera, ne donnera lieu au paiement d'aucune indemnité au PRENEUR.

4.8 Enseignes

Dans la limite des lois et règlements, du règlement de copropriété s’il en existe et de l’autorisation de la commune si elle est requise, le PRENEUR pourra installer une enseigne lumineuse, des stores, marquises ou toutes plaques sur la façade de l’immeuble après avoir obtenu l’agrément préalable et écrit du BAILLEUR sur les plans et travaux d’implantation. Le PRENEUR prendra à sa charge l’ensemble des démarches et demandes d’autorisation requises par la législation en vigueur, et reconnaît que la responsabilité du BAILLEUR ne pourra en aucun cas être engagée en cas de refus d’autorisation pour une cause quelconque. Les décisions obtenues par le PRENEUR en la matière seront notifiées au BAILLEUR par LRAR dans les quinze jours de leur réception par le PRENEUR.

Il assumera seul les frais et taxes afférents à la pose et à l’entretien de ces installations.

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Le PRENEUR respectera les tailles, formes et dispositions matérielles des enseignes en place dans l’environnement des lieux loués. S’il existe un matériel commun d’information de la clientèle dans l’environnement commercial des lieux loués, le PRENEUR remboursera au BAILLEUR ou à toute entreprise chargée des travaux correspondants, le coût de modification dudit matériel lié à sa présence sur le site.

En outre, il veillera à ce que les travaux y afférents ne mettent pas en péril la pérennité des installations et bâtiments existants sur le site, ni la sécurité des biens et des personnes, ni les structures de bâtiments et clôtures existants. Il veillera de même à ce que ces installations soient toujours solidement maintenues et sera seul responsable des accidents que leur pose ou leur existence pourrait occasionner de sorte que le BAILLEUR ne puisse en aucun cas voir sa responsabilité engagée.

En fin de jouissance, il appartiendra au PRENEUR de désinstaller, à ses frais, les enseignes posées et de remettre les lieux loués en état.

4.9 Restitution des locaux en fin de jouissance – Etat des lieux

A l’expiration des relations contractuelles, soit en fin de jouissance, le PRENEUR devra rendre les locaux en bon état, et avoir réalisé l’ensemble des travaux mis à sa charge aux termes du présent bail.

Conformément à l’article L. 145-40-1 du Code de Commerce, un état des lieux sera établi contradictoirement et amiablement par les Parties ou par un tiers mandaté par eux.

Si l'état des lieux ne peut être établi dans les conditions prévues à l’alinéa qui précède, il sera établi par un huissier de justice, sur l'initiative de la partie la plus diligente, à frais partagés par moitié entre le bailleur et le locataire.

4.10 Recours divers

Le PRENEUR s’interdit tout recours en demande de diminution de loyers auprès du BAILLEUR du fait notamment de l’interruption dans le fonctionnement des réseaux, ou dans la distribution des fluides de toute nature, vols ou dégradations survenus dans les locaux loués.

4.11 Inobservation des obligations

En cas d’inobservation par le PRENEUR des obligations mises à sa charge aux termes du bail ou de ses documents annexes s’il y a lieu, le BAILLEUR ou son mandataire aura la faculté, quinze jours après une simple notification par lettre recommandée avec accusé de réception restée infructueuse, de faire exécuter l’obligation méconnue ou de faire réparer les conséquences de sa carence par toute personne de son choix, aux frais, risques et périls du PRENEUR. Les frais de cette intervention s’ajoutant de plein droit au premier terme suivant.

Le BAILLEUR se réserve en outre la faculté, dans ce cas, d’invoquer le bénéfice de la clause résolutoire ci-après stipulée.

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4.12 Cession

Le PRENEUR ne pourra céder son droit au présent bail, y compris à l’acquéreur de son fonds de commerce ou de son entreprise, qu’après avoir reçu l’accord préalable et écrit du BAILLEUR.

A cette fin, le PRENEUR devra informer le BAILLEUR par lettre recommandée avec demande d’avis de réception de son intention de céder son droit au présent bail et l’appeler à concourir à l’acte, trente jours au moins avant la signature de l’acte.

Cette demande d’agrément devra préciser les nom et adresse de l’acquéreur, l’objet et les modalités de la cession ainsi que les lieu, jour et heure prévus pour la signature de l’acte de cession. Elle devra s’accompagner du projet d’acte de cession. Le BAILLEUR pourra demander au PRENEUR toute information complémentaire utile à sa décision.

Le silence gardé par le BAILLEUR pendant un délai de vingt jours après réception de la demande d’agrément vaudra acceptation du cessionnaire proposé.

En revanche, l’absence du BAILLEUR dûment convoqué au jour de la signature de l’acte, n’empêchera pas la cession dès lors que le cessionnaire proposé aura été préalablement agréé.

La cession devra intervenir par acte sous seing privé ou notarié dont une copie, un exemplaire original ou une expédition, selon le cas, sera signifié au BAILLEUR, conformément aux dispositions de l’article 1690 du Code civil, dans les plus brefs délais, sans frais pour lui.

En toute hypothèse, la cession ne pourra intervenir que si les charges et conditions du présent bail ont été exécutées et notamment, si aucun loyer ne reste dû.

Le PRENEUR sera garant et répondant solidaire du cessionnaire, et des cessionnaires successifs, pour le paiement des loyers, charges et accessoires, et de toutes les autres indemnités qui pourraient être mises à la charge du cessionnaire ainsi que de l’exécution des stipulations du bail, pour une durée égale à la durée restante du présent bail, augmentée le cas échéant d’une durée complémentaire, la garantie du PRENEUR ne pouvant en tout état de cause être inférieure à 3 ans à compter de la date de cession du bail.

En cas de cessions successives, le PRENEUR restera garant de tous les cessionnaires pour la période mentionnée à l’alinéa qui précède.

Les stipulations qui précèdent s’appliquent à tous les cas de cession, sous quelque forme que ce soit, notamment en cas de fusion ou de scission de sociétés, en cas de transmission universelle de patrimoine d'une société réalisée dans les conditions prévues à l'article 1844-5 du code civil ou en cas d'apport d'une partie de l'actif d'une société réalisé dans les conditions prévues aux articles L.236-6-1, L. 236-22 et L. 236-24 du Code de Commerce.

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4.13 Sous-location – Location-gérance

Le PRENEUR ne pourra sous-louer, en tout ou en partie, les biens loués sans l'autorisation expresse et écrite du BAILLEUR.

Par dérogation à l’alinéa qui précède, le PRENEUR est autorisé à sous-louer partiellement les locaux à toute société appartenant au groupe du PRENEUR sous réserve d’accord exprès et préalable du BAILLEUR. Le PRENEUR demeurera tenu au paiement de l’intégralité des loyers, sans préjudice du droit du BAILLEUR d’exiger le paiement du loyer directement par le sous-locataire. Il est expressément convenu entre le BAILLEUR et le PRENEUR qu’il y a indivisibilité des locaux loués, et toute sous location partielle devra préciser que l’ensemble des locaux loués forme un tout indivisible. Le BAILLEUR ne sera tenu à aucun renouvellement du ou des contrats de sous-location, le PRENEUR devant faire son affaire de l’éviction de tout sous locataire. Le PRENEUR répond seul des conséquences des sous locations ainsi consenties et notamment concernant la remise en état des lieux, si besoin est, aussi bien lors de l’installation de tout sous-locataire que lors de son départ.

Le PRENEUR ne pourra donner en location-gérance son fonds de commerce, sauf accord préalable et exprès du BAILLEUR. Dans tous les cas, le PRENEUR demeurera tenu au paiement de l’intégralité des loyers, sans préjudice du droit du BAILLEUR d’exiger le paiement du loyer directement par le locataire-gérant.

4.14 Occupation - Jouissance

Le PRENEUR devra jouir des biens loués en bon père de famille suivant leur destination.

Il veillera à ne rien faire ni laisser faire qui puisse apporter un trouble de jouissance au voisinage, notamment quant aux bruits, odeurs et fumées et, d'une façon générale, ne devra commettre aucun abus de jouissance.

Il ne pourra rien faire ni laisser faire qui puisse détériorer les lieux loués et devra, sous peine d'être personnellement responsable, prévenir le BAILLEUR sans retard et par écrit, de toute atteinte qui serait portée à sa propriété et de toute dégradation ou détérioration qui viendrait à être causée aux biens loués et qui rendrait nécessaires des travaux incombant au BAILLEUR.

Il garnira les lieux loués et les tiendra constamment garnis de meubles et matériels en valeur et quantité suffisantes pour répondre du paiement exact des loyers et de l'accomplissement des charges et conditions du présent bail.

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5. Contributions et prestations diverses

5.1 Contributions et charges diverses

Le PRENEUR paiera les contributions personnelles, mobilières, cotisation foncière des entreprises, taxes locatives et autres de toute nature, le concernant personnellement ou relatives à son activité, auxquelles les locataires sont ou pourront être assujettis. Il devra satisfaire à toutes les charges de ville et règlements sanitaires, de voirie, d'hygiène, de salubrité ou de police, ainsi qu'à celles qui pourraient être imposées par tous plans d'urbanisme ou d'aménagement, de manière que le BAILLEUR ne puisse jamais être inquiété ou recherché à ce sujet.

Il poursuivra s’il le souhaite tous les contrats, compatibles avec son activité, concernant l’abonnement à l'eau, au gaz, à l'électricité ou autres qui auraient pu être souscrits par le BAILLEUR ou le précédent locataire. Les contrats souscrits par le PRENEUR auprès de ses fournisseurs d’énergie (Electricité, Gaz, etc…) devront être conformes aux caractéristiques de puissances et de définitions techniques des installations existantes ou à réaliser par le BAILLEUR.

Le PRENEUR ne pourra prétendre à aucune diminution de loyer ou indemnité en cas de suppression temporaire ou réduction des services collectifs notamment pour l'eau, le gaz, l'électricité, le téléphone.

5.2 Prestations complémentaires

Le BAILLEUR a développé des compétences particulières en matière de prestations liées à l’immobilier, et concernant tant la gestion administrative et opérationnelle des dossiers relatifs à un ensemble immobilier (communication, suivi des travaux, extensions, procédures administratives, etc.) que l’étude de projets d’implantation.

Il pourra dans ce cadre, en fonction des demandes du PRENEUR, réaliser pour celui-ci un certain nombre de prestations, dont la nature et les conditions financières feront l’objet d’une convention particulière arrêtée d’un commun accord des parties.

5.3 Assurances

Le BAILLEUR assurera la totalité de l’ensemble immobilier en valeur de reconstruction à neuf, notamment contre les risques d’incendie, d’explosion, foudre, dommages électriques, tempête, ouragan, cyclone, dégât des eaux, chute d’appareils de navigation aérienne, sabotage, catastrophes naturelles, émeutes, mouvements populaires, actes de terrorisme, ainsi que sa responsabilité civile (du fait de ses bâtiments et/ou de ses préposés…), auprès d’une ou plusieurs compagnies notoirement solvables, et maintiendra ces assurances pendant toute la durée du bail.

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Le PRENEUR, sera tenu de contracter auprès d’une ou plusieurs compagnies d’assurances notoirement solvables, une ou plusieurs polices d’assurances garantissant notamment les risques d’incendie, d’explosion, foudre, dommages électriques, tempête, ouragan, cyclone, dégâts des eaux, chutes d’appareils de navigation aérienne, sabotage, catastrophes naturelles, émeutes, mouvements populaires, actes de terrorisme, pour couvrir le mobilier, le matériel, les marchandises qui pourraient garnir les lieux loués, ainsi que le recours des voisins et des tiers, les risques de responsabilité civile inhérents à son activité professionnelle (hors risques locatifs).

Il devra maintenir ces assurances pendant toute la durée du bail et justifiera de l’acquit des primes à toute réquisition du BAILLEUR.

Le BAILLEUR et ses assureurs renoncent à tous recours envers le PRENEUR et ses assureurs.

Réciproquement, le PRENEUR et ses assureurs renoncent à tous recours contre le BAILLEUR et ses assureurs.

Si l’activité exercée par le PRENEUR entraîne, soit pour le BAILLEUR, soit pour des colocataires, soit pour les voisins (ou toute autre partie intéressée) des surprimes d’assurance, le PRENEUR sera tenu au remboursement desdites surprimes, sur simple demande et justification du BAILLEUR.

5.4 Visite des lieux

Le PRENEUR devra laisser le BAILLEUR, son architecte, tous entrepreneurs, ouvriers et toutes personnes autorisées par lui, pénétrer dans les lieux loués pour constater leur état, moyennant information préalable du PRENEUR, de manière en particulier à permettre au PRENEUR d’assurer le respect de toute obligation de confidentialité dont il serait tenu vis à vis de ces clients. Les visites auront lieu de 08h00 à 12h30 et de 14h00 à 18h30, les jours ouvrés, en présence du PRENEUR ou de l’un de ses représentants.

Il devra laisser visiter les lieux par le BAILLEUR ou d'éventuels locataires en fin de bail ou en cas de résiliation, pendant une période de six mois précédant la date prévue pour le départ du PRENEUR. Ces visites pourront avoir lieu les jours ouvrés de 08h00 à 12h30 et de 14h00 à 18h30. Il en sera de même pour d'éventuels acquéreurs en cas de mise en vente des biens loués. Le PRENEUR devra souffrir l'apposition d'écriteaux ou d'affiches aux emplacements convenant au BAILLEUR, pendant ces mêmes périodes.

Enfin, à défaut pour les Parties d’avoir dressé un état des lieux contradictoire à l’entrée en jouissance, le PRENEUR s’oblige à laisser visiter les lieux par tout huissier de justice mandaté à cet effet, aux périodes visées à l’alinéa qui précède. A défaut pour le PRENEUR de respecter cette obligation, il sera réputé avoir reçu les lieux loués en parfait état de réparations locatives, sans préjudice de tout autre recours du BAILLEUR, et en particulier de la mise en jeu de la clause résolutoire stipulée ci-après.

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6. Loyer

6.1. Loyer de base

Le présent bail est consenti et accepté moyennant un loyer annuel de trois cent trois mille cinquante-neuf Euros et soixante centimes (303 059.60€) hors taxes, hors charges et hors foncier.

Tous les paiements auront lieu au domicile du BAILLEUR ou en tout autre endroit indiqué par lui, par prélèvement automatique, ce qui est expressément accepté par le PRENEUR qui s’y oblige.

Copie du mandat de prélèvement SEPA fourni au BAILLEUR par le PRENEUR, dûment complété, figure en annexe des présentes (ANNEXE 4).

Le PRENEUR s'oblige à payer ledit loyer au BAILLEUR, majoré de la TVA au taux en vigueur, trimestriellement et d'avance, en quatre termes égaux, les 1er janvier, 1er avril, 1er juillet et 1er octobre de chaque année. Le premier paiement interviendra le 1er juillet 2015.

6.2. Surloyers à la charge du PRENEUR

En contrepartie des travaux suivants pris en charge par le BAILLEUR, le PRENEUR s’oblige à payer à titre de surloyers, pendant toute la durée ferme du présent bail, soit pour une période de neuf ans, les montants annuels ci-après :

-	Travaux de chauffage et de climatisation : surloyer égal à un montant annuel initial fixé à 9.000 € HT
-	Travaux de rénovation de l’aspect du bâtiment (relooking) : surloyer égal à un montant annuel initial fixé à 9.000 € HT

Ces montants seront payés aux mêmes dates et conditions que le loyer mais ne seront pas soumis à révision.

6.3. Complément de loyer en contrepartie de l’amélioration de la performance énergétique des lieux loués

Ainsi qu’il a été dit plus haut à l’article « Travaux du BAILLEUR », ce dernier s’est engagé à réaliser un ensemble de travaux d’isolation et d’étanchéité des lieux loués ayant vocation à améliorer la performance énergétique des lieux loués.

Les Parties sont convenues qu’à titre de complément de loyer, et en contrepartie de cette prestation fournie par le BAILLEUR, le PRENEUR lui versera annuellement un montant correspondant à la moitié des économies d’énergies réalisées par lui du fait des travaux réalisés par le BAILLEUR. Ce complément de loyer, de convention expresse, sera dû pour la durée du présent bail et de son premier renouvellement.

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Pour la détermination de ce montant, les Parties ont fait établir un rapport par la société BETALM, bureau d’études techniques notamment spécialisé en génie climatique, rendu en octobre 2014, auquel elles se réfèrent expressément. Copie dudit rapport figure en annexe (ANNEXE 5).

Il est rappelé qu’aux termes de l’étude réalisée par la société BETALM, celle-ci :

« n’a pas pour objectif d’établir les économies réelles perçues sur les factures énergétiques du locataire, mais de modéliser la part d’économies réalisée imputable aux travaux d’économie d’énergies, normalisée suivant les conditions climatiques.

Ainsi, les consommations relevées sur factures seront corrigées du climat, c’est-à-dire normalisées en prenant en compte le climat de la période prise en compte et une consommation dite « de référence », établie par rapport au climat moyen, appelé DJU trentenaires et au diagnostic précédent.

Il sera alors fait la différence entre les consommations de « référence » et les consommations relevées « normalisées » pour ainsi établir l’économie d’énergie imputable aux travaux de rénovation énergétique. »

Les Parties conviennent expressément de se référer aux méthodes exposées par la société BETALM dans son rapport, pour le calcul des économies d’énergie (gaz et électricité).

Le complément de loyer dû par le PRENEUR sera égal à 50% du montant des économies constatées en application desdites méthodes, formules et modes de calcul, établies sur une base annuelle commençant à courir à compter du 1er jour du mois suivant la fin des travaux du BAILLEUR en matière d’amélioration de la performance énergétique des lieux loués.

Le PRENEUR s’oblige à fournir sans délai au BAILLEUR les factures correspondant à sa consommation réelle sur chaque période de référence (gaz et électricité).

Le montant ainsi déterminé sera majoré de la TVA au taux en vigueur. Ce complément de loyer, compte tenu de ses modalités de calcul, ne sera pas soumis à la révision annuelle prévue à l’article 7 ci-après. Il sera facturé chaque année par le BAILLEUR à réception des justificatifs correspondants, et au plus tard 3 mois après la fin de la période annuelle de référence.

7. Révision du loyer

Les parties conviennent expressément que le loyer sera réévalué chaque année, à la date anniversaire de la date d’effet du présent bail, en fonction de la variation annuelle de l'indice du coût de la construction tel qu'il est établi par l'Institut National de la Statistique et des Études Économiques. Pour le calcul de cette variation à la première date anniversaire des présentes, il est expressément convenu que l'indice de base initial à prendre en considération sera celui du 4ème trimestre 2014, soit 1.625; l'indice de référence sera celui du même trimestre de l’année 2015. La révision annuelle interviendra ensuite en fonction de la variation annuelle de l’indice du 1er trimestre, sur la base de la formule suivante :

Loyer révisé = Loyer suivant dernière fixation x	Indice du 1er trimestre de l’année de révision
Indice du 1er trimestre de l’année précédente

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L'indexation prendra effet sans que les parties soient tenues à aucune notification préalable. En cas de retard dans la publication de l'indice, le PRENEUR sera tenu de payer à titre provisionnel un loyer égal à celui du trimestre précédent ; l'ajustement sera effectué dès la publication de l'indice.

Il est expressément convenu entre les parties que cette variation ne pourra entraîner une diminution du montant du loyer. En cas de baisse de l’indice, le loyer sera maintenu au montant en cours à la date de révision, ce qui est expressément accepté par le PRENEUR.

Tout nouvel indice qui pourrait se substituer à l’indice de référence du présent bail s’appliquera mutatis mutandis au présent bail.

8. Dépôt de garantie

Pour garantir l'exécution des obligations incombant au PRENEUR, celui-ci s’est obligé à verser la somme de 75.764,90 € au BAILLEUR correspondant à un terme trimestriel du loyer de base, à titre de dépôt de garantie Une somme de même montant ayant d’ores et déjà été versée au BAILLEUR dans le cadre du précédent bail conclu entre les parties, elle reste entre les mains du BAILLEUR conformément à ce qui précède.

Ce dépôt de garantie est remis au BAILLEUR à titre de gage avec dépossession dans les termes des articles 2341 et suivants du Code civil. Conformément à l’alinéa 2 de l’article 2341 du Code civil, les parties au présent bail conviennent de ce que le BAILLEUR sera dispensé de tenir la somme donnée en gage séparée des choses de même nature lui appartenant, à charge pour lui de restituer cette somme aux termes du bail.

Ce gage est expressément affecté à garantir l’exécution par le PRENEUR des charges et obligations lui incombant en vertu du présent bail, ainsi que le paiement de toutes sommes dont il pourrait être débiteur à un titre quelconque en fin de bail.

Le PRENEUR ne pourra donc s’en prévaloir pour le paiement d’un terme de loyer, ou de toute autre somme due au BAILLEUR en cours de bail. De convention expresse entre les parties, ce dépôt de garantie ne sera pas productif d’intérêts.

A chaque réajustement du loyer, le dépôt de garantie sera immédiatement augmenté, dans les mêmes proportions, de manière à correspondre à un trimestre de loyer en principal. En conséquence, le PRENEUR versera lors du premier terme de loyer révisé, la somme nécessaire pour ajuster ce dépôt de garantie.

Il est précisé que si, pour quelque cause que ce soit, le dépôt de garantie est utilisé par le BAILLEUR, le PRENEUR aura l’obligation d’en reconstituer le montant ci-dessus convenu.

Le dépôt de garantie restera aux mains du BAILLEUR pendant toute la durée du bail et sera remboursé au PRENEUR en fin de jouissance, après libération des lieux et remise des clés, justification du paiement de toutes taxes ou impôts, exécution des réparations à sa charge, et déduction faite, le cas échéant, de toute somme due, ou qui pourrait être réclamée au BAILLEUR à quelque titre que ce soit.

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A la demande du PRENEUR, acceptée par le BAILLEUR, une garantie à première demande fournie par un établissement bancaire notoirement solvable, portant sur un semestre de loyer et fournie pour toute la durée du bail et de ses éventuels renouvellements, pourra être substituée au dépôt de garantie, sous réserve qu’elle soit conforme au modèle annexé aux présentes et après agrément exprès du BAILLEUR sur les termes de la garantie et l’établissement garant.

9. Charges, taxes et prestations diverses

9.1. Catégories de charges, taxes et prestations diverses

En sus du loyer ci-dessus stipulé, le PRENEUR supportera les coûts et dépenses définis ci-après :

9.1.1. Prestations communes, au prorata des surfaces louées :

L’ensemble des prestations communes correspondent à des dépenses engagées pour le PRENEUR ou, en cas de pluralité de locataires au sein l’ensemble où sont situés les locaux loués, pour compte commun de l’ensemble des PRENEURS, qu’il s’agisse de dépenses engagées par le BAILLEUR ou tout autre organe de gestion.

Elles sont le cas échéant réparties, entre les différentes locataires de l’ensemble immobilier au sein duquel sont situés les lieux loués, au prorata des surfaces louées telles qu’elles sont définies au paragraphe « Désignation ci-avant ».

Elles comprennent notamment, sans que cette liste soit limitative, les dépenses le cas échéant exposées pour :

-	L’entretien courant des parties communes (nettoyage, enlèvement des déchets, etc) ;
-	l’entretien, le fonctionnement, les réparations et rénovations de toute nature des parties, installations réseaux et équipements communs, tant en ce qui concerne les structures, les sols, les divers réseaux, les décorations, les circulations extérieures, les espaces verts, les éclairages, les signalisations, etc…
-	la sécurité contre l’incendie, notamment les dépenses nécessaires pour respecter la réglementation ou les exigences des contrats d’assurance tels que les contrôles du réseau d’extinction, y compris, le cas échéant, dans les parties privatives ;
-	le chauffage, la réfrigération ou ventilation des parties à usage commun ;
-	l’éclairage et l’eau des parties à usage commun, et autres dépenses les concernant qui ne peuvent être affectées à une catégorie ci-dessus (notamment les primes d’assurance relatives à l’immeuble et aux risques civils du propriétaire, les frais nécessités par le fonctionnement de la gestion de l’ensemble immobilier : honoraires de syndic, matériels, fournitures, courrier, téléphone, frais divers) ;
-	les surprimes d’assurances qui seraient mises à la charge du BAILLEUR par son Assureur pour assurer les lieux loués, à raison de l’activité exercée par le PRENEUR, ou de la renonciation à recours consentie par le Bailleur ;

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-	les dépenses d’amortissement, acquisition, location, renouvellement (éventuellement en leasing ou crédit-bail) ou réparation des parties, installations, éléments ou réseaux à usage commun, ainsi que les travaux résultant de la mise aux normes, actuelles ou futures, notamment en matière d’hygiène et de sécurité fixées par les autorités administratives et ce, nonobstant les dispositions de l’article 1719-2 du Code civil ; le tout à la seule exclusion des grosses réparations limitativement énumérées par l’article 606 du Code civil dont le coût sera assumé par le BAILLEUR dans la limite du remplacement à l’identique, les dépenses liées à des travaux d’embellissement excédant ce coût étant supportées par le PRENEUR qui s’y oblige.
-	Le gardiennage et/ou la surveillance de l’ensemble immobilier.

Ces différents postes comprennent tous les frais nécessaires pour l’exécution des prestations qu’ils recouvrent et notamment les dépenses de personnel, de contrats de fournitures, rechanges ou matériaux, de location, d’équipement des personnels, l’électricité, l’eau et le carburant, les impôts ou taxes, les honoraires, les primes d’assurances, les dépenses, redevances et charges relatives à l’inclusion de l’immeuble (même postérieurement aux présentes) dans les groupements tels qu’associations syndicales, associations de quartier, union des syndicats, ainsi que toute dépense relative aux enseignes situées aux abords de cet ensemble même sur des immeubles ou emplacements n’en dépendant pas directement.

Enfin, les impôts fonciers et taxes connexes grevant les parties à usage commun seront à la charge du PRENEUR dont la contribution sera en pratique établie sur la base de sa quote-part des prestations communes telle qu’elle est définie aux présentes, et facturée en même temps que les impôts fonciers et taxes connexes grevant les parties à usage non commun.

9.1.2. Fournitures individuelles, suivant consommation :

-	Sauf à ce que les abonnements soient directement établis au nom du PRENEUR : Frais d'éclairage, d’électricité, d'eau, de gaz, de chauffage et/ou climatisation, de ventilation, de nettoyage, et plus généralement toutes consommations du PRENEUR de quelque nature qu’elles soient.

9.1.3. Impôts, taxes et autres charges :

-	Taxe d'enlèvement des ordures ménagères, taxe de balayage, toute nouvelle contribution, taxe municipale ou autres, sous quelque dénomination que ce soit et pouvant être mise à la charge des locataires ;
-	Taxe foncière afférente aux locaux loués, incluant la quote-part des parties communes affectée au PRENEUR ;
-	Impôts, taxes et redevances liés à l’usage du local ou de l’immeuble ou à un service dont le PRENEUR bénéficie directement ou indirectement ;
-	Surprimes d’assurances qui seraient mises à la charge du BAILLEUR par son Assureur, à raison de l’activité exercée par le PRENEUR, et/ou de toute renonciation à recours consentie par le BAILLEUR, pour assurer les lieux loués.
-	Prestations de direction, d’administration et de gestion engagés par le BAILLEUR évaluées forfaitairement à 3 % du montant du loyer hors taxes et hors charges.

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9.2. Information du PRENEUR

Conformément à l’article L. 145-40-2 du Code de Commerce, le BAILLEUR a communiqué au PRENEUR qui le reconnaît :

-	Un état prévisionnel des travaux qu'il envisage de réaliser dans les trois années suivantes, assorti d'un budget prévisionnel ;
-	Un état récapitulatif des travaux qu'il a réalisés dans les trois années précédentes, précisant leur coût.

Copie de ces états figure en annexe des présentes (ANNEXE 6).

Le BAILLEUR adressera au PRENEUR un état récapitulatif annuel de l’inventaire des catégories de charges, impôts, taxes et redevances liés au présent bail, dans les conditions fixées par la règlementation en vigueur. A défaut de mention particulière, l’arrêté annuel des charges vaudra inventaire entre les Parties.

Il informera également le PRENEUR :

-	des charges, impôts, taxes et redevances nouveaux ;
-	des travaux visés aux 1° et 2° de l’article L. 145-40-2 du Code de Commerce, suivant la périodicité prévue par ce texte ;
-	s’agissant d’un ensemble immobilier comportant plusieurs locataires, de tout élément susceptible de modifier la répartition des charges entre locataires.

9.3. Provision sur charges, taxes et prestations diverses

Pour le paiement des charges de prestations communes (le cas échéant hors fluides et énergie) et des impôts, taxes et autres charges visés à l’article 9.1.3., évalués à titre prévisionnel à la somme totale de 60.691,79 € HT pour l’année, le PRENEUR versera au BAILLEUR lors de chaque terme une provision de 18.207,54 €  tenant compte de l’incidence de la TVA au taux actuel de 20%, à valoir sur le compte définitif desdites charges, lequel devra être arrêté au moins une fois l'an. Le solde en plus ou en moins sera régularisé sur le terme qui suivra l'arrêté de ce compte.

Ce montant de 60.691,79 € HT (72.830,15 € TTC) correspond au décompte prévisionnel suivant :

- Prestations de direction : 9.091,79 € HT (10.910,15 € TTC) ;

- Charges de prestations communes : 6.000 € HT (7.200 € TTC) ;

- Taxe foncière (base 2014) : 45.600 € HT (54.720 € TTC).

En cas de variation à la hausse ou à la baisse du taux de TVA, ces montants seront majorés ou minorés d’autant.

Le premier appel de charges interviendra au paiement des premiers loyers, et une régularisation interviendra à la date anniversaire de signature des présentes.

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10. Clause résolutoire

Il est expressément convenu qu'à défaut de paiement d'un seul terme à son échéance exacte ou d'exécution d'une seule de ses clauses et un mois après un simple commandement de payer ou une sommation d'exécuter, rappelant la présente clause et resté infructueux, le présent bail sera résilié de plein droit si bon semble au BAILLEUR, sans qu'il soit besoin de former aucune demande en justice. Dans cette hypothèse, comme en cas de résiliation pour une quelconque cause imputable au PRENEUR, ce dernier devra au BAILLEUR une somme correspondant à trois mois de loyer à titre de premiers dommages-intérêts ; cette somme s'imputera s'il y a lieu, sur le dépôt de garantie.

Dans le cas où le PRENEUR ou tout occupant de son chef se refuserait à évacuer les lieux, l'expulsion pourra avoir lieu sans délai, sur simple ordonnance de référé rendue par le Président du Tribunal de Grande Instance de la situation des biens.

11. Déclarations

Déclarations du bailleur & du preneur :

Le BAILLEUR déclare :

▪	qu'il n'est sous l'empire d'aucune restriction conventionnelle ou légale du droit de contracter le présent bail commercial.

▪	qu'à sa connaissance, les biens loués ne font l'objet d'aucune mesure d'expropriation en cours, que ces biens ne sont pas situés dans un secteur de rénovation et plus généralement qu'aucune mesure actuelle d'urbanisme n'est susceptible de remettre en cause la jouissance résultant du présent bail.

▪	qu'aucun commandement de saisie immobilière ou autre ne lui a été signifié concernant les biens loués.

Le PRENEUR déclare :

▪	qu'il n'est sous l'empire d'aucune restriction conventionnelle ou légale du droit de contracter le présent bail commercial ;

▪	qu’il n’est pas et n'a jamais été en procédure de sauvegarde, en état de redressement ou de liquidation judiciaire et ne pas être en état de cessation des paiements.

Risques naturels, miniers et technologiques

En application des articles L.125-5 et R.125-26 du Code de l’environnement, le BAILLEUR déclare que les locaux loués ne dépendent pas d’un immeuble situé dans le périmètre d’un plan de prévention des risques naturels, miniers ou technologiques.

En application des articles L.125-5 et R.125-26 du Code de l’environnement, le BAILLEUR déclare que les locaux loués dépendent d’un immeuble situé dans une zone de sismicité de niveau 2.

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Afin de le constater, le BAILLEUR annexe aux présentes un état des risques naturels et technologiques établi depuis moins de six mois d’après le modèle défini par l’arrêté du 19 mars 2013 (ANNEXE 7).

En outre, le BAILLEUR déclare que les locaux loués dépendent d’un immeuble qui n’a subi aucun sinistre, donnant lieu au versement d’une indemnité en application des articles L.125-2 ou L.128-2 du Code des assurances, du fait d’une catastrophe technologique ou naturelle.

Diagnostic de performance énergétique

Compte tenu de son occupation des lieux depuis de nombreuses années, et des importants travaux d’isolation à réaliser par le BAILLEUR, le PRENEUR dispense expressément ce dernier de la production du diagnostic de performance énergétique.

Déclaration fiscale

Conformément à l’article 260 du Code Général des Impôts, le BAILLEUR confirme son option pour l'assujettissement du présent bail à la taxe sur la valeur ajoutée, le PRENEUR s'oblige à payer au BAILLEUR, en sus de loyer fixé hors taxes, et lors du paiement de chaque terme de ce loyer, le montant de cette taxe.

La présente option sera confirmée par courrier adressé aux services des Impôts.

12. Enregistrement

Les parties requièrent l’enregistrement des présentes.

13. Frais

Les frais et droits des présentes et de leurs suites seront supportés par le PRENEUR qui s'y oblige. Le PRENEUR remboursera au BAILLEUR une quote-part égale à 1.750 € HT sur les honoraires de rédaction des présentes.

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14. Élection de domicile

Pour l'exécution des présentes les parties font élection de domicile en leur siège social respectif, tel qu’indiqué en tête des présentes.

Fait en trois exemplaires,
A
Le

LE BAILLEUR MAISON ANTOINE BAUD M. Patrick DUPRE	LE PRENEUR EDAP TMS FRANCE M. Eric SOYER

Cadre réservé à l’enregistrement

Annexes :

1.	Plan
2.	Travaux du Preneur
3.	Travaux du Bailleur
4.	Mandat SEPA
5.	Rapport établi par la Société BETALM
6.	Etats prévisionnel et récapitulatifs des travaux visés à l’article L. 145-40-2 du Code de Commerce
7.	Dossier ERNMT

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